Exhibit 4.29
EXECUTION
COUNTRYWIDE FINANCIAL CORPORATION
AND
THE BANK OF NEW YORK
as Trustee
SUPPLEMENTAL INDENTURE
Dated as of November 8, 2006
to
JUNIOR SUBORDINATED INDENTURE
Dated as of November 8, 2006

     SUPPLEMENTAL INDENTURE, dated as of November 8, 2006, between COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the “Company”) having its principal office at 4500 Park Granada Blvd., Calabasas, California 91302, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company and the Trustee have executed and delivered a certain Junior Subordinated Indenture, dated as of the date hereof (the “Indenture”), providing for the issuance from time to time of Securities;
     WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.1 or 3.1 of the Indenture;
     WHEREAS, pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:
ARTICLE I
DEFINITIONS
     1.1 For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture and the following terms used in this Supplemental Indenture have the following respective meanings:

     “APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the Subordinated Debentures and (ii) the fifth anniversary of the commencement of such Deferral Period.
     “APM Period” means, with respect to any Deferral Period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Additional Interest, on the Subordinated Debentures (other than any interest cancelled pursuant to Section 2.1(i)).
     “Bankruptcy Event” means any of the events set forth in Section 5.1(4) or (5) of the Indenture.
     “Business Day” is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or (ii) a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business.
     “Capital Securities” has the meaning set forth in the Trust Agreement.
     “Current Stock Market Price” of the Common Stock on any date shall mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or The Nasdaq National Market on which the Common Stock is traded or quoted, (ii) if the Common Stock is not either listed on any U.S. securities exchange or quoted on The Nasdaq National Market on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iii) if the Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the Subordinated Debentures.
     “Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying Warrants or Preferred Stock up to the Preferred Stock Issuance Cap to Persons that are not Subsidiaries.

     “Final Repayment Date” has the meaning set forth in Section 2.1(d)(iii).
     “Interest Payment Date” means a Monthly Interest Payment Date or a Quarterly Interest Payment Date, as the case may be.
     “Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, November 8, 2006) to but excluding the next Interest Payment Date.
     “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
     (a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Stock and/or preferred stock of the Company is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;
     (b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Qualifying Warrants or Preferred Stock pursuant to Section 2.1(j) or to issue Qualifying Capital Securities pursuant to Section 2.1(d), as the case may be, and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under Section 2.1(j)); or
     (c) an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Warrants or Preferred Stock or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event, in the Company’s reasonable judgment, would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction; provided that one or more events described in this clause (c) shall not constitute a Market Disruption Event (A) with respect to more than two Quarterly Interest Payment Dates (or after the Scheduled Maturity, six consecutive Monthly Interest Payment Dates) in any APM Period with respect to the Company’s obligations pursuant to Section 2.1(j) or (B) with respect to more than six Monthly Interest Payment Dates (whether or not consecutive) in connection with the Company’s obligations pursuant to Section 2.1(d).
     “Monthly Interest Payment Date” has the meaning set forth in Section 2.1(e).
     “Preferred Stock” means non-cumulative perpetual preferred stock of the Company.
     “Preferred Stock Issuance Cap” has the meaning set forth in Section 2.1(j)(1).

     “Qualifying Capital Securities” has the meaning set forth in the Replacement Capital Covenant.
     “Qualifying Warrants” means net share settled warrants to purchase Common Stock that (i) have an exercise price per share greater than the Current Stock Market Price as of the date of issuance thereof and (ii) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances.
     “Quarterly Interest Payment Date” has the meaning set forth in Section 2.1(e).
     “Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Subordinated Debentures.
     “Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of November 8, 2006, of the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.
     “Scheduled Maturity Date” has the meaning set forth in Section 2.1(d).
     “Senior Debt” has the meaning set forth in Section 2.1(q).
     “Trust” has the meaning set forth in Section 2.1(a).
     “Trust Agreement” has the meaning set forth in Section 2.1(a).
     “Warrant Issuance Cap” has the meaning set forth in Section 2.1(j)(1).
ARTICLE II
TERMS OF SERIES OF SECURITIES
     2.1. Pursuant to Section 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
     (a) Designation. The Securities of this series shall be known and designated as the “7% Junior Subordinated Debentures due 2066” of the Company (the “Subordinated Debentures”). The Subordinated Debentures initially shall be issued to Countrywide Capital V, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of November 8, 2006, among the Company, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein, as may be amended in accordance with its terms (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of November 8, 2006, between the Company and The Bank of New York, as Guarantee Trustee, as may be amended in accordance with its terms.
     (b) Aggregate Principal Amount. The maximum aggregate principal amount of the Subordinated Debentures which may be authenticated and delivered under the Indenture and this

Supplemental Indenture is $1,496,000,000 (except for Subordinated Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Subordinated Debentures pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture and except for any Subordinated Debentures which, pursuant to the last paragraph of Section 3.3 of the Indenture, are deemed never to have been authenticated or delivered thereunder); provided, however, that the authorized aggregate principal amount of the Subordinated Debentures may be increased above such amount by a Board Resolution to such effect.
     (c) Denominations. The Subordinated Debentures will be issued only in fully registered form, without coupons, and the authorized denominations of the Subordinated Debentures shall be $25 principal amount and any integral multiple thereof.
     (d) Scheduled Maturity Date. (i) The principal amount of, and all accrued and unpaid interest on, the Subordinated Debentures shall be payable in full on November 1, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with the Scheduled Maturity Date, (A) the principal amount of Subordinated Debentures payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers’ Certificate, (B) such principal amount of Subordinated Debentures shall be repaid on the Scheduled Maturity Date pursuant to Article III hereof, and (C) subject to clause (ii) of this Section 2.1(d), the remaining Subordinated Debentures shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(l) or shall become due and payable pursuant to Section 5.2 of the Indenture.
     (ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with any Monthly Interest Payment Date, (A) the principal amount of Subordinated Debentures payable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (B) such Subordinated Debentures shall be repaid on such Monthly Interest Payment Date pursuant to Article III, and (C) the remaining Subordinated Debentures shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which it shall become due and payable pursuant to Section 5.2 of the Indenture.
     (iii) The principal of, and all accrued and unpaid interest on, all outstanding Subordinated Debentures shall be due and payable on November 1, 2066, or if such day is not a Business Day, the following Business Day (the “Final Repayment Date”).
     (iv) The obligation of the Company to repay the Subordinated Debentures pursuant to this Section 2.1(d) on any date prior to the Final Repayment Date shall be subject to (A) its obligations under Article XIII of the Indenture to the holders of Senior Debt, (B) its obligations under Section 2.1(h) with respect to the payment of deferred interest on the Subordinated Debentures and (C) the Replacement Capital Covenant.

     (v) Until the Subordinated Debentures are paid in full, the Company shall use “commercially reasonable efforts” (as defined in clause (vi) below) subject to a Market Disruption Event:
     (A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by Section 3.1, to permit repayment of the Subordinated Debentures in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.1(d) and in accordance with the Replacement Capital Covenant; and
     (B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date, during a 30-day period ending not more than 15 and not less than 10 Business Days prior to each Monthly Interest Payment Date, on which the Company delivers the notice required by Section 3.1, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment of the Subordinated Debentures in full on such date pursuant to clause (ii) of this Section 2.1(d) and in accordance with the Replacement Capital Covenant; and
the Company shall apply any such net proceeds to the repayment of the Subordinated Debentures as provided in clause (viii) of this Section 2.1(d).
     (vi) For purposes of this Section 2.1(d), “commercially reasonable efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.
     (vii) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (v) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trust (which the Property Trustee shall forward to each holder of record of Capital Securities) not more than 15 and not less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Subordinated Debentures in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of Subordinated Debentures is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Subordinated Debentures to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (viii) of this Section 2.1(d).
     (viii) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the Subordinated Debentures on any Repayment Date will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.1(j) and not previously applied, second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of Subordinated Debentures, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Subordinated Debentures, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Subordinated Debentures and those other securities having the same scheduled maturity date as the Subordinated Debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Subordinated Debentures has been paid in full.
     (e) Rate of Interest. The Subordinated Debentures shall bear interest from and including November 8, 2006 to but excluding the Scheduled Maturity Date at the rate of 7% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to Sections 2.1(g), (h) and (i), interest on the Subordinated Debentures shall be payable (i) quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2007, until the Scheduled Maturity Date (each such date, a “Quarterly Interest Payment Date”) and (ii) thereafter, on the first day of each month, or if such day is not a Business Day, the following Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such date (each such date, a “Monthly Interest Payment Date”), in arrears, commencing on December 1, 2036. Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the Subordinated Debentures, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 2.1(h) or cancelled in accordance with Section 2.1(i).
     (f) To Whom Interest Payable. Interest shall be payable to the Person in whose name the Subordinated Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that (i) interest payable on any Subordinated Debentures pursuant to their repayment in full in accordance with Article III and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid.
     (g) Option to Defer Interest Payments. Solely for the purposes of the Subordinated Debentures, the first paragraph of Section 3.11 of the Indenture shall be replaced by the following: (i) The Company shall have the right, at any time and from time to time prior to the

Final Repayment Date to defer the payment of interest on the Subordinated Debentures for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Subordinated Debentures; provided, further, that if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, or there has occurred any event which the Company has actual knowledge that with the giving of notice or lapse of time, would become an Event of Default and which the Company has not take reasonable steps to cure or the Company is in default regarding its payment of any obligation under the Guarantee, the Company shall not, and shall not permit any Subsidiary, to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, (B) other than any repayment of the Subordinated Debentures pursuant to Section 2.1(d) and, except for any partial payments of deferred interest that may be made pursuant to Section 2.1(h), make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities that rank equally with or junior to the Subordinated Debentures or (C) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary if such guarantee ranks equally with or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in the Company’s capital stock, (b) any declaration of a dividend in connection with the implementation of a Rights Plan or the redemption or repurchase of any rights distributed pursuant to a Rights Plan, (c) payments under the Guarantee with respect to the Preferred Securities issued by the Trust, (d) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefit plans for its directors, officers or employees, related to the issuance of Common Stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of Common Stock (or securities convertible or exchangeable for Common Stock) as consideration in an acquisition transaction that was entered into prior to the commencement of the Deferral Period or (e) the purchase of the Company’s capital stock, debt securities or other securities by any broker-dealer subsidiary of the Company in connection with its market-making or other secondary market activities). No Deferral Period shall end on a date other than an Interest Payment Date or the Final Repayment Date.
     (ii) At the end of any Deferral Period, the Company shall pay all deferred interest on the Subordinated Debentures that has not been cancelled pursuant to Section 2.1(i) (together with Additional Interest thereon, if any, at the rate specified for the Subordinated Debentures) to the extent permitted by applicable law, to the Persons in whose names that Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.
     (iii) Subject to Section 2.1(r), in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the restrictions set forth in clause (i) above shall continue in effect in respect of any redemption, purchase or repurchase of securities that rank equally with or junior to the Subordinated Debentures until the first anniversary of the termination of such Deferral Period.
     (iv) Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date that has not been cancelled pursuant to Section 2.1(i), the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 2.1(g). No interest shall be due and payable for any Deferral Period except at the end thereof.
     (v) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.1(h).
     (vi) The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder or a holder of the Subordinated Debentures, to the Holders of the Subordinated Debentures and the Trustee at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole holder of the Subordinated Debentures, at least one Business Day prior to the earlier of (a) the next Distribution Date (as defined in the Trust Agreement) or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Capital Securities of the record date for such Distribution Date or of such Distribution Date, but in any event not less than one Business Day prior to such record date.
     (h) Payment of Deferred Interest. The Company will not pay deferred interest on the Subordinated Debentures (and any Additional Interest thereon) on any Interest Payment Date during any Deferral Period from any source other than Eligible Proceeds. Notwithstanding the foregoing, (i) the Company may pay current interest during a Deferral Period from any available funds and (ii) if the Federal Reserve disapproves of the Company’s sale of Qualifying Warrants or Preferred Stock, the Company may pay deferred interest on the Subordinated Debentures from any source and if the Federal Reserve disapproves of the use of proceeds of the Company’s sale of Qualifying Warrants or Preferred Stock to pay deferred interest on the Subordinated Debentures, the Company may use the proceeds for other purposes and continue to defer interest on the Subordinated Debentures. To the extent that the Company applies proceeds from the sale of Qualifying Warrants and Preferred Stock to pay interest on the Subordinated Debentures, such proceeds shall be allocated first to deferred payments of interest (including Additional Interest thereon) in chronological order based on the date each payment was first deferred with payments being allocated first to payments with the earliest deferral date; provided that no such proceeds will be applied to deferred interest payments (including Additional Interest thereon) attributable to the first five years of any Deferral Period to the extent such proceeds exceed the amounts described in clause (1)(i) of Section 2.1(j) until all other deferred interest payments (and Additional Interest thereon) with respect to such Deferral Period have been paid in full. The payment of interest from any other source shall be applied to current or deferred interest as directed by the Company and notified to the Trustee prior to the applicable Interest Payment Date. To the extent any payment allocable to any installment of interest (including Additional Interest thereon) is insufficient to pay such installment in full, such payment shall be applied pro rata to the outstanding Subordinated Debentures. If the Company has outstanding securities in addition to and that rank equally with the Subordinated Debentures under which it is obligated to sell Qualifying Warrants or Preferred Stock and apply the net proceeds to the payment of deferred interest, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest shall be applied to the Subordinated Debentures and those other securities on a pro rata basis in proportion to the total amounts that are due on the Subordinated Debentures and such other securities, or on such other basis as the Federal Reserve may approve.

     (i) Cancellation of Deferred Interest. At the expiration of any Deferral Period that continues for 10 years, if (i) no Event of Default is continuing, (ii) the Company has not, due to clause (1) of Section 2.1(j), raised sufficient proceeds from the sale of Qualifying Warrants and Preferred Stock to pay all deferred interest (and Additional Interest thereon) attributable to the portion of the Deferral Period prior to the APM Commencement Date and (iii) the Company has not previously cancelled interest pursuant to this Section 2.1(i), the obligation of the Company to pay any such deferred and unpaid interest (including Additional Amounts thereon) shall be cancelled.
     (j) Alternative Payment Mechanism. Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company shall, unless after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved, issue Qualifying Warrants or Preferred Stock that is subject to a replacement capital covenant similar to the Replacement Capital Covenant until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate accrued and unpaid amount of deferred interest on the Subordinated Debentures (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon) in accordance with Section 2.1(h); provided that:
     (1) the foregoing obligations shall not apply to the extent that (i) with respect to deferred interest (including Additional Interest thereon) attributable to the first five years of any Deferral Period, the net proceeds of any issuance of Qualifying Warrants applied to pay interest on the Subordinated Debentures pursuant to this Section 2.1(j), together with the net proceeds of all prior issuances of Qualifying Warrants applied to deferred interest attributable to the first five years of any Deferral Period (including Additional Interest thereon), would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive trading days ending on the fourth trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s most recent publicly available consolidated financial statements (the “Warrant Issuance Cap”) or (ii) the net proceeds of any issuance of Preferred Stock so applied to pay interest on the Subordinated Debentures pursuant to this Section 2.1(j), together with the net proceeds of all prior issuances of Preferred Stock so applied, would exceed 25% of the aggregate principal amount of the Subordinated Debentures (the “Preferred Stock Issuance Cap”).
     (2) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee (and to the Property Trustee of the Trust to the extent it is the sole Holder of the Subordinated Debentures) no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered; and
     (3) to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date pursuant to this Section 2.1(j) and subject to the Warrant Issuance Cap and the Preferred Stock Issuance Cap, such Eligible Proceeds shall be applied in accordance with Section 2.1(h).
For the avoidance of doubt, once the Company reaches the Warrant Issuance Cap, the Company shall not be required to issue more Qualifying Warrants with respect to deferred interest attributable to the first five years of any Deferral Period (including Additional Interest thereon) pursuant to Section 2.1(j) even if the amount referred to in clause (1)(i) of this Section 2.1(j) subsequently increases because of a subsequent increase in the sale price of Common Stock or the number of outstanding shares of Common Stock. The Company shall not be excused from its obligations under this Section 2.1(j) if it determines not to pursue or complete the sale of Qualifying Warrants or Preferred Stock due to pricing, dividend rate or dilution considerations.
     (k) Section 3.14 of the Indenture shall not be applicable to the Subordinated Debentures.
     (l) Redemption. Solely for the purposes of the Subordinated Debentures, Section 11.7 of the Indenture shall be replaced by the following:
“The Subordinated Debentures are redeemable (a) in whole or in part, at the option of the Company at any time, and from time to time, on and after November 1, 2011 at a Redemption Price equal to 100% of the principal amount of such Subordinated Debentures plus accrued and unpaid interest to the Redemption Date or (b) in whole but not in part, at any time within 90 days after the occurrence of a Tax Event, Capital Treatment Event or an Investment Company Act Event, at a Redemption Price equal to 100% of the principal amount of the Subordinated Debentures, in each case plus accrued and unpaid interest to the Redemption Date. In the event that any date on which any Redemption Price is payable is not a Business Day, then payment of the Redemption Price payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date.”
     (m) Replacement Capital Covenant. The Company shall not modify the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the Subordinated Debentures or Capital Securities is permitted, except with the consent of the holders of a majority by liquidation amount of the Capital Securities or, if the Subordinated Debentures have been distributed by the Trust, the Holders of a majority by principal amount of the Subordinated Debentures. Except as aforesaid, the Company may modify the Replacement Capital Covenant without the consent of the Holders of the Subordinated Debentures.

     (n) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Subordinated Debentures, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such Subordinated Debentures, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to Section 2.1(g) (including Additional Interest thereon) that has not been settled pursuant to the application of Section 2.1(h) to the extent the amount of such unpaid interest exceeds two years of accumulated and unpaid interest (including Additional Interest for such two-year period) on such Holder’s Subordinated Debentures.
     (o) Sinking Fund. The Subordinated Debentures shall not be subject to any sinking fund or similar provisions.
     (p) Forms. The Subordinated Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.
     (q) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided that for the purposes of the Subordinated Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Debt” shall mean the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including any Securities other than the Subordinated Debentures and any guarantee of any Preferred Securities other than the Capital Securities), whether created, assumed or incurred on or prior to or after the date hereof, unless, in the instrument creating or evidencing the same or pursuant which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which ranks equally with, or subordinated to, the Subordinated Debentures.
     (r) Business Combinations. If the Company engages in any transaction that is subject to Section 8.1 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Sections 2.1(h) and (j) shall not apply to any interest on the Subordinated Debentures that is deferred and unpaid as of the date of consummation of the business combination and with respect to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction, clause (iii) of Section 2.1(g) shall not apply
     (s) Event of Default. For purposes of the Subordinated Debentures, Section 5.1(2) of the Indenture is deleted in its entirety and replaced with the following:
     “default in the payment in full of interest upon any Security of that series, including any Additional Interest in respect thereof but not including interest cancelled pursuant to the terms of such Security, if any, for a period of 30 days after the conclusion of a Deferral Period that continues for 10 years; or”.

ARTICLE III
REPAYMENT OF THE DEBENTURES
     3.1. Repayment. The Company shall, not more than 15 nor less than 10 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of Subordinated Debentures to be repaid on such date pursuant to Section 2.1(d).
     3.2. Selection of Securities to be Repaid. If less than all the Subordinated Debentures are to be repaid on any Repayment Date (unless such repayment affects only a single Subordinated Debenture), the particular Subordinated Debentures to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding Subordinated Debentures not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Subordinated Debenture, provided that the portion of the principal amount of any Subordinated Debenture not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Subordinated Debenture.
     The Trustee shall promptly notify the Company in writing of the Subordinated Debentures selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Subordinated Debentures shall relate, in the case of any Subordinated Debenture repaid or to be repaid only in part, to the portion of the principal amount of such Subordinated Debenture which has been or is to be repaid. If the Company shall so direct, Subordinated Debentures registered in the name of the Company, any Affiliate or any Subsidiary thereof (other than the Trust) shall not be included in the Subordinated Debentures selected for repayment.
     3.3. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th day, and not later than the 10th day, prior to the Repayment Date, to each Holder of Securities to be repaid, at the address of such Holder as it appears in the Securities Register.
     Each notice of repayment shall identify the Subordinated Debentures to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Subordinated Debentures) and shall state:
     (a) the Repayment Date;
     (b) if less than all Outstanding Subordinated Debentures are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Subordinated Debentures to be redeemed;
     (d) that on the Repayment Date, the principal amount of the Subordinated Debentures to be repaid will become due and payable upon each such Subordinated Debenture or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

     (e) the place or places where such Subordinated Debentures are to be surrendered for payment of the principal amount thereof.
     Notice of repayment shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Subordinated Debenture designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Subordinated Debenture.
     3.4. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest) on, all the Subordinated Debentures which are to be repaid on that date.
     3.5. Payment of Subordinated Debentures Called for Redemption. If any notice of repayment has been given as provided in Section 3.3, the Subordinated Debentures or portion of the Subordinated Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Subordinated Debentures at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest) to the Repayment Date; provided, that installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Subordinated Debentures, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.7 of the Indenture.
     Upon presentation of any Subordinated Debenture repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Subordinated Debenture or Subordinated Debentures, of authorized denominations, in aggregate principal amount equal to the portion of the Subordinated Debenture not repaid and so presented and having the same Original Issue Date, Stated Maturity and terms. If a Global Security is so surrendered, such new Security will also be a new Global Security.
     If any Subordinated Debenture called for repayment shall not be so paid upon surrender thereof, the principal of such Subordinated Debenture shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the Subordinated Debenture.

ARTICLE IV
MISCELLANEOUS
     4.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     4.2. The Article headings herein are for convenience only and shall not affect the construction hereof.
     4.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     4.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     4.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     4.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
* * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION
By:	/s/ Jennifer S. Sandefur
	Name:	Jennifer S. Sandefur
	Title:	Senior Managing Director and Treasurer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Assistant Vice President

Annex A – Form of Subordinated Debenture

A-1